Exhibit 10.2

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (this “Amendment”) is made and entered into effective as of October 25, 2026 (the “Amendment Effective Date”), by and between Estrella Immunopharma, Inc., a Delaware corporation (the “Company”), and Cheng Liu (“Executive”). Capitalized terms used but not defined in this Amendment have the meanings given to them in the Agreement (as defined below).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of November 1, 2024 (the “Agreement”); and

WHEREAS, the Company and Executive desire to amend the Agreement as set forth herein, and the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) and the Board of Directors of the Company (the “Board”) have approved this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Position. Section 1(b) of the Agreement is amended and restated in its entirety to read as follows:

“(b) During the Period of Employment, Executive shall serve as President and Chief Scientific Officer of the Company and shall have the powers, authorities and duties customarily vested in such offices in the industry of the Company and as reasonably determined by the Board from time to time. Executive shall continue to serve as a member of the Board, subject to the Company’s Certificate of Incorporation and Bylaws and applicable law.”

Executive acknowledges and consents to the foregoing change in position and to the appointment of another individual as Chief Executive Officer of the Company, and agrees that none of the foregoing constitutes Good Reason under the Agreement as in effect before or after this Amendment.

2. Compensation. Sections 3(a), 3(b), 3(d) and 3(e) of the Agreement are amended and restated in their entirety to read as follows, and Section 3(c) of the Agreement is unchanged:

“(a) Base Salary. Executive’s current annual Base Salary is US$250,000, payable on the Company’s normal payroll schedule. Base Salary shall increase automatically, without further Board or Compensation Committee action, to $400,000 when Cumulative Qualifying Funding first exceeds $35,000,000; to $450,000 when it first exceeds $55,000,000; and to $525,000 when it first exceeds $75,000,000. “Cumulative Qualifying Funding” means the aggregate cash actually received by the Company or its controlled subsidiaries on or after the Amendment Effective Date (as defined in Amendment No. 1 to this Agreement) through equity investments (including PIPEs), strategic investments, grants, licensing or partnership upfront payments and milestone payments, acquisition-related net cash proceeds, acquired unrestricted cash that becomes available to the Company, and other business-development financing transactions. Amounts shall count once only, net of amounts returned, refunded or cancelled; announced deal values, contingent unpaid consideration and undrawn credit facilities do not count until received. Separate tranches count when received; multiple qualifying transactions aggregate. The increased Base Salary becomes effective on the date the applicable threshold is exceeded and any retroactive payroll difference shall be paid in the next practicable payroll, no later than 30 days thereafter. Once attained, any Base Salary level is permanent and shall never be reduced, including as part of an across-the-board reduction, due to later expenditures or declines in cash balance, or otherwise, without Executive’s express written consent. The Board may increase but shall not decrease Base Salary. The Company shall maintain and provide Executive on reasonable request an accounting of qualifying receipts. The parties acknowledge that a portion of Base Salary constitutes consideration for the enforceable covenants under Section 6.

(b) Annual Cash Bonus. Executive shall have an annual target cash bonus opportunity (the “Annual Bonus”) equal to sixty percent (60%) of Base Salary for the fiscal year ending December 31, 2026 and thereafter no less than fifty-five percent (55%) and up to seventy percent (70%) of Base Salary, with the annual target percentage established in writing by the Compensation Committee of the Board (the “Compensation Committee”) no later than 60 days after the start of each fiscal year; absent timely written adjustment, the target shall remain 60%, and no decrease below a prior approved higher target may occur without Executive’s written consent. The Compensation Committee shall establish objective, reasonably achievable financial, clinical, operational, strategic-transaction and individual performance objectives after consultation with Executive. Achievement above target may merit payment above target pursuant to an approved bonus program. Bonuses shall be calculated using Base Salary actually earned during the fiscal year, accounting for salary accelerators, and shall be paid no later than March 15 of the following year, subject to legally required deferral provisions. On a termination without Cause or resignation for Good Reason, Executive shall receive a prorated target Annual Bonus for the termination year, payable under Section 5(c). Any Annual Bonus for a completed performance year shall remain payable notwithstanding separation before the ordinary payment date, except termination for Cause.

(d) Reimbursement of Business Expenses. The Company shall reimburse reasonable, documented expenses incurred for Company business, including air and ground travel, appropriate lodging, communications, professional memberships, investor/partner meetings, and reasonable meals and entertainment. Executive may book reasonable executive-level accommodations consistent with Company resources and business needs. No relocation shall be required. Reimbursement shall be made within 30 days after submission of documentation (or earlier when required by law); advance approval rules must be reasonable, disclosed in writing and not applied retroactively.

(e) Clawback Policy. To the extent required by applicable law or regulation, any applicable stock exchange listing standards or any clawback policy adopted by the Company pursuant to any such law, regulation or stock exchange listing standards (including, without limitation, the Company’s compensation recovery policy adopted pursuant to Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 thereunder and Nasdaq Listing Rule 5608, as in effect from time to time), or to comport with good corporate governance practices, the Annual Bonus and any other incentive compensation granted to Executive (whether pursuant to this Employment Agreement or otherwise) shall be subject to the provisions of any applicable clawback policies or procedures, which may provide for forfeiture and/or recoupment of such amounts paid or payable under this Employment Agreement or otherwise, including incentive equity awards granted to Executive.”

3. Employee Benefits. Section 4(a) of the Agreement is amended and restated in its entirety to read as follows:

“(a) Company Employee Benefit Plans. During the Period of Employment, Executive and Executive’s eligible dependents shall be eligible to participate in all health, dental, vision, life, disability and retirement programs available to similarly situated executives of the Company, subject to applicable plan terms, and to receive benefits no less favorable than those afforded to other senior officers of the Company. The Company may modify generally applicable plans in compliance with law, but shall not selectively reduce Executive’s contractual compensation or negotiated rights. The Company shall provide a current written summary of available coverage, premium sharing and eligibility upon Executive’s request.”

4. Severance. Sections 5(c)(ii), 5(c)(iii) and 5(c)(iv) of the Agreement are amended and restated in their entirety to read as follows, and Section 5(c)(v) of the Agreement is deleted:

“(ii) If, during the Period of Employment, Executive’s employment with the Company ends as a result of an involuntary termination by the Company without Cause or Executive’s resignation for Good Reason other than in connection with a Change in Control, then, in addition to the amounts payable under Section 5(c)(i), subject to Executive’s timely execution and non-revocation of the general release described in Section 5(d) (the “General Release”) and the other conditions and limitations herein, Executive shall be entitled to receive (A) twelve (12) months of Base Salary (at the rate in effect immediately prior to the Separation Date or, if the termination is as a result of Good Reason triggered by a reduction in Base Salary, the rate in effect prior to the reduction), payable in substantially equal installments on each of the Company’s regular payroll payment dates during the twelve (12) months following the Separation Date; (B) to the extent unpaid as of the Separation Date, the Annual Bonus for the fiscal year immediately preceding the year in which the Separation Date occurs, payable at the time such Annual Bonus would otherwise have been paid under Section 3(b); (C) a prorated target Annual Bonus for the fiscal year in which the Separation Date occurs, payable in a lump sum on the first regular payroll date following the effectiveness of the General Release; and (D) if Executive timely elects COBRA continuation coverage, payment or reimbursement of the employer portion of the premiums for Executive and Executive’s covered dependents for up to twelve (12) months following the Separation Date, ending earlier upon Executive’s eligibility for substantially comparable employer-sponsored coverage ((A) through (D) collectively, the “Severance Payments”); provided, that no installment or portion of the Severance Payments shall be payable or paid until the expiration of the applicable revocation period for the General Release. Notwithstanding anything herein to the contrary, if any Severance Payment is “nonqualified deferred compensation” within the meaning of Section 409A and the period to consider and, if applicable, revoke the General Release plus the first regular payroll date thereafter spans two calendar years, then no portion of the Severance Payments shall be paid until the Company’s first payroll payment date in the second calendar year, and any amount not paid prior to such date due to such restriction shall be paid in a lump sum along with the installment scheduled to be paid on that date.

(iii) If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within the ninety (90) days prior to a Change in Control or within the twelve (12) months following a Change in Control, then, in addition to the amounts payable under Section 5(c)(i) but in lieu of the Severance Payments payable under Section 5(c)(ii), subject to Executive’s timely execution and non-revocation of the General Release and the other conditions and limitations herein, Executive shall be entitled to receive (A) twelve (12) months of Base Salary (at the rate in effect immediately prior to the Separation Date or, if the termination is as a result of Good Reason triggered by a reduction in Base Salary, the rate in effect prior to the reduction), payable in a lump sum on the first regular payroll date following the effectiveness of the General Release; (B) to the extent unpaid as of the Separation Date, the Annual Bonus for the fiscal year immediately preceding the year in which the Separation Date occurs, payable at the time such Annual Bonus would otherwise have been paid under Section 3(b); (C) a lump-sum payment, payable on the first regular payroll date following the effectiveness of the General Release, equal to one hundred percent (100%) of Executive’s target Annual Bonus for the fiscal year in which the Separation Date occurs (which amount shall not be prorated); (D) if Executive timely elects COBRA continuation coverage, payment or reimbursement of the employer portion of the premiums for Executive and Executive’s covered dependents for up to twelve (12) months following the Separation Date, ending earlier upon Executive’s eligibility for substantially comparable employer-sponsored coverage; and (E) acceleration of one hundred percent (100%) of Executive’s outstanding unvested equity awards as of the Separation Date; provided, however, that if an outstanding equity award is to vest and/or the amount of the equity award to vest is to be determined based on the achievement of performance criteria, then the equity award will vest as to one hundred percent (100%) of the amount of the equity award assuming the performance criteria had been achieved at target levels for the relevant performance period(s), unless otherwise provided in the applicable award agreement ((A) through (E) collectively, the “Change in Control Severance Payments”). For a qualifying termination occurring prior to a Change in Control, any equity award that was forfeited on the Separation Date shall be treated as having remained outstanding through the closing of the Change in Control for purposes of this clause (E), to the extent permitted by the applicable plan.

(iv) A material, finally determined breach by Executive of enforceable continuing obligations under Section 6, after written notice and a reasonable opportunity to cure where curable, may permit only prospective suspension of amounts not legally protected, subject to applicable law and judicial review. Accrued wages, earned bonuses, vested equity and indemnification rights shall not be forfeited solely by allegation of breach.”

5. Exclusive Remedy. Section 5(e) of the Agreement is amended and restated in its entirety to read as follows:

“(e) Exclusive Remedy. Section 5(c) provides the parties’ agreed contractual severance treatment but shall not preclude Executive from enforcing this Agreement, exercising vested equity rights, recovering accrued salary or earned bonuses, asserting indemnification or advancement rights, seeking relief for discrimination, retaliation or other statutory violations, or pursuing benefits expressly protected by applicable law. Nothing herein requires waiver of claims that cannot legally be waived.”

6. Certain Defined Terms. Sections 5(f)(ii) and 5(f)(v) of the Agreement are amended and restated in their entirety to read as follows:

“(ii) “Cause” means (A) final conviction of or guilty/nolo contendere plea to a felony involving dishonesty or material harm to the Company or its affiliates or subsidiaries (the “Company Group” and each a “Company Group Member”); (B) willful fraud, theft or embezzlement against the Company Group; (C) willful and material failure to perform lawful duties as President and Chief Scientific Officer after a specific written demand identifying the deficiency and at least thirty (30) days to cure where curable; (D) willful and material breach of this Agreement or a material written Company policy applicable to senior executives, after thirty (30) days’ written notice and opportunity to cure where curable; or (E) willful misconduct or gross negligence resulting in demonstrable material harm to the Company Group. An act is not “willful” if undertaken in good faith with a reasonable belief that it served the Company’s interests. No termination for Cause shall occur without written particulars and a reasonable opportunity for Executive and counsel to respond to disinterested Board members. Executive shall recuse himself from the Board’s determination. Cause shall not include mere business disagreement, an unsuccessful good-faith strategic decision, or failure to meet results in the absence of misconduct. Notwithstanding the foregoing, no Cause shall exist unless the Company has provided the Executive written notice detailing the event constituting Cause and, to the extent the event is reasonably susceptible to cure, the Executive does not cure such event within thirty (30) days of the receipt of such notice.

(v) “Good Reason” means, without Executive’s prior written consent: (A) any reduction in Base Salary (except for a decrease of not more than ten percent (10%) in connection with any across-the-board reduction impacting substantially all executives of the Company); (B) a material decrease in the target Annual Bonus opportunity; (C) material diminution of Executive’s responsibilities, authority or status as President and Chief Scientific Officer; (D) required relocation of Executive’s principal work location by more than twenty-five (25) miles; (E) material breach of this Agreement by the Company, including repeated failure to pay amounts when due; or (F) failure of a successor to assume this Agreement. Executive shall notify the Company within ninety (90) days after learning of the condition, the Company shall have thirty (30) days to cure, and Executive shall terminate within ninety (90) days following expiration of the cure period if uncured.”

7. Resignations. Section 5(g) of the Agreement is amended and restated in its entirety to read as follows:

“(g) Officer/Board/Committee Resignations. Upon termination of employment, Executive shall resign from Company officer positions, but a resignation from the Board shall be subject to applicable law, the Company’s governing documents and any separately negotiated Board transition arrangement. No deemed resignation shall deprive Executive of rights arising from a Company-initiated removal that constitutes Good Reason, or of accrued equity, indemnification or advancement rights.”

8. Cross-References. The references to “Section 3(c)” in Sections 5(f)(i) and 5(h)(iii) of the Agreement are each replaced with “Section 3(d)”.

9. Consent to Jurisdiction. Section 12 of the Agreement is amended and restated in its entirety to read as follows:

“12. Consent to Jurisdiction. Subject to mandatory statutory venue and jurisdiction rules, the parties consent to the state and federal courts located in California for claims arising from this Agreement, and waive objections to personal jurisdiction where lawful. Either party may seek provisional equitable relief in an otherwise competent court, without waiving available defenses or statutory rights. Service of process shall comply with applicable law. Nothing herein limits a right to pursue a claim before an administrative agency.”

10. Indemnification. Section 15 of the Agreement is amended and restated in its entirety to read as follows:

“15. Indemnification. To the fullest extent permitted by Delaware law and the Company’s governing documents, the Company shall indemnify Executive for actions taken in good faith in Executive’s capacity as an officer and director of the Company, and shall advance reasonable defense expenses promptly upon appropriate undertaking where legally required. The Company and Executive shall enter into a separate written indemnification agreement no less favorable than those of the Company’s other directors and executive officers. The Company shall maintain commercially reasonable directors’ and officers’ liability insurance covering Executive on terms no less favorable than other senior officers and directors throughout service and, for claims relating to such service, appropriate run-off/tail coverage for at least six (6) years following a Change in Control, subject to commercially reasonable availability and cost. Executive may use independent counsel at Company expense when an actual material conflict warrants it, to the extent legally permitted. These obligations survive termination.”

11. Entire Agreement; Amendment. Section 16 of the Agreement is amended and restated in its entirety to read as follows:

“16. Entire Agreement; Amendment. This Agreement (as amended by Amendment No. 1 hereto), the award agreement(s) evidencing any equity awards granted to Executive, the separate indemnification agreement, any Wage Deferral Agreement and Acknowledgment between the Company and Executive and the completed Exhibit A hereto embody the entire agreement of the parties hereto respecting the matters within their scope and supersede all prior agreements, whether written or oral, that directly or indirectly bear upon the subject matter hereof, excluding any restrictive covenant agreement by and between Executive and any Company Group Member. This Agreement may not be amended, modified or changed (in whole or in part), except by written agreement executed by Executive and a duly authorized officer of the Company following any required approval of the Board or the Compensation Committee.”

12. Notices. The address of the Company for notices under Section 19 of the Agreement is amended to read as follows: Estrella Immunopharma, Inc., 5858 Horton Street, Suite 370, Emeryville, CA 94608, Attention: Chief Financial Officer.

13. Base Salary Deferral. Executive acknowledges that, in order to preserve the Company’s cash resources pending the completion of additional financing, the Company has deferred payment of Executive’s Base Salary beginning with the May 22, 2026 pay date, and that Executive has agreed to enter into a Wage Deferral Agreement and Acknowledgment with the Company documenting such deferral on the terms approved by the Compensation Committee and the Board. Executive agrees that such deferral, as applied to Base Salary as adjusted by this Amendment, does not constitute a reduction in Base Salary, a breach of the Agreement by the Company or Good Reason, and that nothing in this Amendment accelerates the payment of any amount so deferred.

14. Effect of Amendment. Except as expressly amended by this Amendment, the Agreement remains in full force and effect, and from and after the Amendment Effective Date all references in the Agreement to the “Agreement” shall mean the Agreement as amended by this Amendment. This Amendment shall be governed by the law governing the Agreement and may be executed in counterparts, including by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Employment Agreement as of the Amendment Effective Date.

COMPANY:		EXECUTIVE:

Estrella Immunopharma, Inc.

By:	/s/ Peter Xu	/s/ Cheng Liu
Name:	Peter Xu	Cheng Liu
Title:	Chief Financial Officer
Date:	October 25, 2026	Date: October 25, 2026

[Signature Page to Amendment No. 1 to Employment Agreement]

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